Exhibit 10.40

SECOND AMENDMENT TO LEASE

(1420 N. McDowell Blvd.)

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) dated as of July 3, 2012, is entered into between SEQUOIA CENTER LLC, a California limited liability company (“Landlord”) and ENPHASE ENERGY, INC., a Delaware corporation (“Tenant”).

THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:

A. Landlord and Tenant previously entered into that certain Redwood Business Park NNN Lease dated as of June 3, 2011, as amended by that certain First Amendment to Lease dated as of January 12, 2012 (together with all exhibits thereto, the “Lease”) pursuant to which Tenant leases from Landlord the entire building commonly known as 1420 N. McDowell Boulevard, Petaluma, California. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Lease (including the Work Letter Agreement attached as Exhibit B thereto) in connection therewith.

B. Landlord and Tenant desire to make certain changes to the Lease as further provided herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Extended Term. The Term of the Lease is hereby extended from March 1, 2022 through and including April 30, 2022 (the “Extended Term”). As so extended, the expiration date of the Lease matches the expiration date of the separate lease between Landlord and Tenant for space in the neighboring building located at 1400 N. McDowell Boulevard, Petaluma, California.

2. Base Rent – Extended Term. Base Rent during the Extended Term shall be ninety-four thousand three hundred dollars ($94,300.00) per month based on a rate of $1.31 per rentable square foot per month.

3. Sport Courts. Landlord hereby grants to Tenant the non-exclusive right to use the basketball court and the volleyball court depicted on Exhibit A attached hereto (collectively, the “Sport Courts”). Such right (a) shall be at no additional cost to Tenant, (b) shall be subject to any written rules and regulations promulgated by Landlord from time to time, (c) shall be subordinate to any usage in connection with any leagues or other organized play authorized by Landlord, and (d) may be terminated by Landlord at any time during the Term upon thirty (30) days prior written notice to Tenant. All of the provisions of the Lease shall be applicable to Tenant’s use of the Sport Courts. For the benefit of Landlord and Tenant, Tenant shall obtain and retain a signed Waiver in the form attached hereto as Exhibit B from each person using the Sport Courts through Tenant, including without limitation employees, guests and invitees of Tenant, and shall provide copies of same to Landlord upon request. Tenant shall indemnify, defend (by counsel reasonably satisfactory to Landlord) and hold harmless Landlord, and Landlord’s officers, directors, partners, employees, affiliates, joint venturers, members, trustees, owners, shareholders, principals, agents, representatives, successors and assigns, from and against all claims, costs, damages, actions, indebtedness and liabilities (except such as may arise from the negligence or willful misconduct of Landlord, and Landlord’s officers, directors, partners, employees, affiliates, joint venturers, members, trustees, owners, shareholders, principals, agents, representatives, successors and assigns) arising by reason of any death, bodily injury, personal injury, property damage or any other injury or damage arising out of or related to the use of the Sport Courts by Tenant, its employees, guests or invitees. Tenant’s rights granted pursuant to this Section are personal to Tenant, and Tenant may not assign or otherwise transfer any of its rights to use the Sport Courts granted herein except in connection with a full assignment of the Lease.

4. Outdoor Gatherings. Tenant has expressed an interest in holding gatherings of employees in the outdoor Common Areas serving the Building, such as the parking lot, sidewalk and landscape areas. Tenant shall hold such gatherings only with the prior written approval of Landlord, which approval Landlord may withhold in its sole discretion. All provisions of the Lease shall be applicable to such gatherings, and in addition Tenant shall be prohibited from selling alcohol at such gatherings without first obtaining liquor liability insurance coverage for the gathering in an amount and form approved by Landlord. Tenant shall indemnify, defend (by counsel reasonably satisfactory to Landlord) and hold harmless Landlord, and Landlord’s officers, directors, partners, employees, affiliates, joint venturers, members, trustees, owners, shareholders, principals, agents, representatives, successors and assigns, from and against all claims, costs, damages, actions, indebtedness and liabilities (except such as may arise from the negligence or willful misconduct of Landlord, and Landlord’s officers, directors, partners, employees, affiliates, joint venturers, members, trustees, owners, shareholders, principals, agents, representatives, successors and assigns) arising by reason of any death, bodily injury, personal injury, property damage or any other injury or damage arising out of or related to the use of the outdoor Common Areas by Tenant, its employees, guests or invitees.

5. Entire Agreement. This Amendment represents the entire understanding between Landlord and Tenant concerning the subject matter hereof, and there are no understandings or agreements between them relating to the Lease or the Premises not set forth in writing and signed by the parties hereto. No party hereto has relied upon any representation, warranty or understanding not set forth herein, either oral or written, as an inducement to enter into this Amendment.

6. Continuing Obligations. Except as expressly set forth to the contrary in this Amendment, the Lease remains unmodified and in full force and effect. To the extent of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

“LANDLORD” SEQUOIA CENTER LLC, a California limited liability company			“TENANT” ENPHASE ENERGY, INC., a Delaware corporation

By:	G&W Ventures, LLC, a California limited liability company,
	its Manager		By:	/s/ Paul Nahi
			Name:	Paul Nahi
			Its:	President/CEO

	By:	/s/ Matthew White
Matthew T. White, Manager

EXHIBIT A

DEPICTION OF SPORT COURTS

[attached]

EXHIBIT B

FORM OF WAIVER

[attached]

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